Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ACQUIRES COTTON DEFOLIANT FROM BAYER CROPSCIENCE

Newport Beach, Ca—July 21, 2010—American Vanguard Corporation (NYSE:AVD) today announced that it has acquired the cotton defoliant product Tribufos (sold under the trade name Def®) from Bayer CropScience. The acquisition of Def complements Amvac’s existing cotton defoliant product Folex®, which it has marketed since 2002.

Def and Folex are fast and effective cotton defoliants that facilitate the removal of leaves surrounding the cotton boll and in combination with other products function as a harvest aid. They enable cotton growers to utilize highly productive mechanical harvesting methods and to optimize their yield regardless of variable weather conditions.

Jim Lehman, National Sales Manager for Amvac commented: “This acquisition strengthens Amvac’s broad product offering for cotton growers, which includes our leading cotton insecticides Bidrin®, Discipline® and Orthene® and allows us to capitalize on the 2010 expansion of cotton acreage in the United States. Further, our southern regional sales force, under the leadership of regional manager Scott Hendrix, is well-positioned to promote this new addition to Amvac’s product line.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

CONTACT:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com